Designated Filer:                                        Jonathan S. Leff
Issuer & Ticker Symbol:                      Hana Biosciences, Inc.  (HNAB)
Date of Event Requiring Statement:  September 10, 2010

Exhibit 99.1

Explanation of Responses:

(1)       This Form 4 is filed on behalf of Jonathan S. Leff.  Mr. Leff is a Member and Managing Director of Warburg Pincus LLC ("WP LLC") and a Partner of Warburg Pincus & Co. ("WP").  Warburg Pincus Private Equity X, L.P., a Delaware limited partnership ("WP X") directly beneficially owns 359,797 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (the "Series A-1 Preferred"), of Hana Biosciences, Inc., a Delaware corporation (the "Company"), and Warburg Pincus X Partners, L.P., a Delaware limited partnership ("WPP X" and, together with WP X, the "WP X Funds") directly beneficially owns 11,510 shares of Series A-1 Preferred (together with the 359,797 shares of Series A-1 Preferred beneficially owned by WP X, the "Securities"). Warburg Pincus X, L.P. is a Delaware limited partnership and the sole general partner of each of the WP X Funds ("WP X LP"). Warburg Pincus X, LLC is a Delaware limited liability company and the sole general partner of WP X LP ("WP X LLC"). Warburg Pincus Partners, LLC is a New York limited liability company and the sole member of WP X LLC ("WPP LLC"). WP LLC is a New York limited liability company that manages each of the WP X Funds ("WP LLC"). WP is a New York general partnership and the managing member of WPP LLC ("WP"). Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of any Securities (as defined below) for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4.

(2)     By reason of the provisions of Rule 16a-1 of the Exchange Act, WP X LP, WP X LLC, WPP LLC, WP LLC, WP, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owner of an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds, and each WP X Fund may be deemed to beneficially own an indeterminate portion of the Securities that may be deemed to be beneficially owned by the other WP X Fund. WP X LP, WP X LLC, WPP LLC, WP LLC, WP, Mr. Kaye, Mr. Landy and Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the Securities that may be deemed to be beneficially owned by the WP X Funds.  Mr. Leff disclaims beneficial ownership of all Securities that may be deemed to be beneficially owned by the WP X Funds, except to the extent of any indirect pecuniary interest therein.

(3)     Each share of Series A-1 Preferred is convertible into such number of shares of common stock of the Company, par value $0.001 ("Common Stock"), as is equal to the accreted value of such share of Series A-1 Preferred divided by a conversion price equal to $0.736 as of September 10, 2010, subject to adjustment pursuant to the terms of the certificate of designation setting forth the designations, preferences, limitations and relative rights of the Series A-1 Preferred.  Unless converted or redeemed pursuant to their terms, the Series A-1 Preferred do not expire.  Pursuant to the terms of the Investment Agreement (the “Investment Agreement”), dated as of June 7, 2010, by and between the Company, the WP X Funds, Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situation Fund, L.P., and Deerfield Special Situations Fund International Limited, the Company issued 10,957 shares of Series A-1 Preferred to WP X and 350 shares of Series A-1 Preferred to WPP X on September 10, 2010.